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EX 4.1

                          SECURED TERM PROMISSORY NOTE
         (TERM LOAN)
         BEVERLY HILLS, CALIFORNIA


$900,000                                                      December 31, 2002


FOR VALUE RECEIVED, New Millennium Capital Partners, LLC, a Nevada Limited Liability Company ("Borrower") promises to pay to the order of Camden Holdings, Inc., Summit Healthcare, Inc., Summitt Ventures, Inc. (collectively, "Lender" or "Holder"), at 9595 Wilshire Boulevard, Suite 510, Beverly Hills, California 90210, or at such other address as the holder of this Note shall direct, the principal sum of nine hundred thousand dollars ($900,000) plus accrued interest, payable in two installments, plus interest, as follows: (i) on or before October 1, 2003, $100,000, (ii) on or before April 1, 2004, $800,000, and (iii) on a monthly basis, with the first payment due July 1, 2003, all outstanding and accrued interest to date.

         This Note shall bear interest on the unpaid principal balance hereof from time to time outstanding at the rate of Ten percent (10%) (the "Applicable Interest Rate"). Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Holder has already received consideration for the first 90 days interest.

         Payments may be made in cash or Free-Trading/unrestricted stock in NuWay Medical, Inc, or it's surviving entity (referred to herein as "NuWay Medical, Inc.").

         If a payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next succeeding business day, and interest shall be payable thereon during such extension.

         In the event any payment of principal or interest on this Note is not paid in full within 10 days of due date, Lender shall provide notice of same to Borrower, and demand that said be paid. Borrower may cure any default by remitting payment within ten days of demand.

         All payments hereunder are to be applied first to costs, fees and expenses referred to hereunder, second to the payment of accrued interest and the remaining balance to the payment of principal. Any principal prepayment hereunder shall be applied against principal payments in the inverse order of maturity.

         This Note is secured by (i) the Borrower's holdings in NuWay Medical, Inc. a Delaware Corporation, acquired by Borrower from Lender (5,000,000 shares) in that certain Stock Purchase Agreement by and between Borrower and Lender dated on or about December 31, 2002, and (ii) Dennis Calvert's holdings in NuWay Medical, Inc. a Delaware Corporation (roman numeral (i) and (ii) are collectively referred to herein as the "Secured Asset"). The Borrower and the undersigned agree to execute any further documentation to perfect the security interest in the Secured Asset. Lender's only recourse for non-payment of principle or interest due on this Note shall be to foreclose on the Secured

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Asset in an amount sufficient to cover the deficiency on the Note. This note shall automatically terminate and be of no further force and effect in the event that NuWay Medical, Inc. files voluntarily or involuntarily for protection under the bankruptcy laws of the United States. If Lender defaults on the Stock Purchase Agreement by and between Lender and Borrower, this note shall be void and of no further force and effect.

         In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

         No waiver or modification of any of the terms or provisions of this Note shall be valid or binding unless set forth in a writing signed by a duly authorized officer of Lender, and then only to the extent therein specifically set forth. Neither party may assign any of its rights or obligations under this Note to any party without the prior written consent of the other parties to the Note.

         LENDER AND BORROWER HEREBY EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO: (i) THIS NOTE; OR (ii) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN LENDER AND BORROWER; OR (iii) ANY CONDUCT, ACTS OR OMISSIONS OF LENDER OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER.

         This Note is payable in, and shall be governed by the internal laws of, the State of California.

 NEW MILLENNIUM CAPITAL PARTNERS, LLC,
  a Nevada Limited Liability Company

         /s/ Dennis Calvert
By______________________________________
Dennis Calvert, Manager


         /s/ Dennis Calvert
By______________________________________
Dennis Calvert, an individual

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